MANPOWER INC.
               5301 NORTH IRONWOOD ROAD
              MILWAUKEE, WISCONSIN  53217


                     July 6, 1998


Mr. Jon F. Chait:

     This letter will confirm our agreement with respect to the terms of your separation of employment from Manpower Inc. (the "Corporation"). We have agreed as follows:

          1. Resignations. By executing this letter, you resign as Executive Vice President and Secretary and Chief Financial Officer of the Corporation, effective immediately. In that regard, your employment agreement dated August 3, 1991, as amended (the
"Employment Agreement"), is hereby terminated in its entirety and no longer of any force or effect. In addition, you hereby resign, effective immediately, as a director of the Corporation and as a director and/or officer of each subsidiary and affiliate of the Corporation for which you currently serve as a director and/or officer.

          2.   Press Release; No Disparaging Remarks.
The Corporation will issue as soon as possible after the execution of this letter a press release in the form of Exhibit A attached hereto (the "Press Release") with respect to your resignation. Any public statements by you, the Corporation or any of its directors, officers, employees or spokesmen concerning your resignation or the circumstances surrounding it are to be limited to statements that substantially conform to the information set out in the Press
Release. Notwithstanding the foregoing, from and after the date hereof, you will not make any statements or remarks, directly or indirectly, to any persons of a disparaging nature with respect to any of the Corporation, its subsidiaries and/or its affiliates, any of their business or operations, or any of their directors, officers, employees, agents or customers, except as required by legal process. Likewise, the Corporation agrees to not make, and that none of its directors, officers, or spokesmen will make, any statements or remarks, directly or indirectly, to any persons of a disparaging nature with respect to you, except as required by legal process.

          3. Consideration. In consideration of your agreements made in this letter, and in full settlement of your rights under the Employment Agreement, the Corporation will provide the following benefits to you:

               (a)  The Corporation will pay to a
     Godfrey & Kahn, S.C. trust account, promptly upon execution hereof, One Million Six Hundred Eighty-two Thousand Dollars ($1,682,000 ). The payment will be released from the trust account and paid to a bank account designated in writing by you
     (subject to any obligations under paragraph 5(a), below) upon the earlier of (i) the date on which you notify the Corporation in writing that your status has changed so that you are no longer subject to income taxation in Belgium, and (ii) the date on which Arthur Andersen LLP notifies the Corporation in writing of its determination that the payment can be made to you without being subject to income taxation in Belgium.

               (b)  The Corporation will pay to you
     your base compensation through the date hereof.
     The Corporation also will pay to you, promptly after the date hereof, Two Hundred Sixty-four
     Thousand Dollars ($264,000), representing your estimated prorated incentive bonus for the 1998 fiscal year of the Corporation.

               (c)  The Corporation will continue for a
     period of one (1) year after the date hereof to provide you with coverage under the group life, health, and similar benefit plans and arrangements that are being provided to you and/or your family by the Corporation as of the date of this letter and are not discretionary in nature, subject to and on a basis consistent with the current terms, conditions and overall administration of such plans and arrangements, or with other plans or arrangements providing you with substantially equivalent benefits.

               (d)  You will be entitled to retain all
     stock options until January 6, 1999. The options may be exercised at anytime during that period in accordance with the terms of the 1991 Executive
     Stock Option and Restricted Stock Plan of the
     Corporation. In addition, subject to the approval of the Executive Compensation Committee of the Corporation, which approval will be recommended by the Chief Executive Officer of the Corporation, you will be entitled to retain until January 6, 2000 all stock options held by you as of the date hereof, and all of your stock options will immediately terminate and no longer be of any effect thereafter; provided that between January
     7, 1999 and January 6, 2000, you will not be entitled to retain any of your stock options after the thirtieth (30th) day after you commence an employment, consulting or similar relationship with any competitor of the Corporation and/or its subsidiaries and/or its affiliates in any capacity, and all of your stock options will immediately terminate and no longer be of any effect thereafter. For purposes of this paragraph, "competitor" means any company or a business unit of a company that is primarily engaged in the business of providing temporary staffing services, contract services and training and testing of temporary and permanent workers.

               (e)  You may continue to reside at your
     apartment in Brussels until December 31, 1998, and the Corporation will continue to pay the rent, utilities, reasonable repair and maintenance costs, and other reasonable residential expenses until such date on the same basis as such costs and expenses previously have been paid by the Corporation. After December 31, 1998, the
     Corporation may terminate the lease, and you will take all actions required for such termination.
     The Corporation will pay all expenses relating to the termination of the lease.

               (f)  The Corporation and you will
     continue our current tax equalization arrangement relating to Belgian taxes on payments of base compensation, incentive bonus and other income items for Belgian tax purposes until all obligations of either party have been satisfied under the arrangement.

          4.   Return of Property.  Within thirty (30)
days after the date hereof, except as provided in paragraph 5, below, you will return to the Corporation
(i) all property of the Corporation, its subsidiaries and/or its affiliates in your possession, and (ii) all documents, reports, minutes, spreadsheets, financial information, electronic media, correspondence and other written or recorded material containing information of the Corporation that is proprietary or confidential.
You will remove all personal items from the Corporation's premises in Milwaukee and Brussels as soon as practicable after the date hereof.

          5.   Retention of Property.

               (a)  You will purchase the following
     items from the Corporation at a purchase price, payable in cash promptly after the date hereof, equal to the book value of the items reflected on the balance sheets of the Corporation and/or its subsidiaries: (i) the Corporation's automobile designated for your use in the United States, (ii) the Corporation's personal computer designated for your use in Brussels, and (iii) the mobile phone designated for your use. You and the Corporation will take reasonable action necessary to transfer title to the items listed above from the Corporation to you. You will be responsible for the payment of all costs and expenses of transfer incurred by you or the Corporation.

               (b)  You may continue to use the
     Corporation's automobile designated for your use in Brussels until December 31, 1998 on the same basis as you previously have used such automobile.
     The Corporation will make the lease payments for such automobile until December 31, 1998, and will pay all expenses relating to the termination of the lease. You will take all actions required for such termination.

          6.   Other Matters.

               (a)  The amounts payable to you under
     this letter are stated before any deductions for FICA taxes, state and federal withholding taxes, and other payroll deductions required to be made by the Corporation under applicable law.

               (b)  This letter will be binding upon,
     and inure to the benefit of, you and your heirs and legal representatives, and the Corporation and its successors and assigns.

               (c)  No amendment, change, modification,
     or waiver of any of the terms, provisions or conditions of such agreement will be effective unless made in a writing signed by you and the Corporation.

               (d)  This letter constitutes the entire
     agreement between us pertaining to the subject matters covered under this letter and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings in connection with the subject matters of this letter.

               (e)  This letter will be governed by and
     construed in accordance with the laws of Wisconsin
     (without applying any choice of law principles).

               (f)   Under no circumstances will you
     use or disclose any proprietary or confidential information of the Corporation, its subsidiaries and/or its affiliates.

               (g)  Neither you nor the Corporation has
     an adequate remedy at law for damages in the event that any of the agreements in this letter are breached or otherwise not performed in accordance with their terms. Therefore, both you and the Corporation, in addition to and without limiting any other remedy or right that you or the Corporation may have, will have the right to temporary and permanent injunctive relief (without the necessity of posting bond or other security) restraining a breach or violation, or further breach or violation, of such agreements by you or the Corporation.

     If this letter correctly sets forth your understanding of our agreement, please so indicate by signing a copy in the place provided below and returning it to the Corporation.


                              Sincerely,

                              MANPOWER INC.



                              By:/s/ Mitchell S. Fromstein
                                 ----------------------------
                                 Mitchell S. Fromstein,
                                 President and Chief
                                 Executive Officer

I confirm my agreement with
the terms and conditions of this
letter.


/s/ Jon F. Chait
-------------------
Jon F. Chait
Date:  July 6, 1998